Exhibit 99.1

Oaktree Announces $100 Million Offering of Senior Notes

LOS ANGELES—(BUSINESS WIRE)—Apr. 13, 2016— Oaktree Capital Group, LLC (NYSE: OAK) today announced that it has received commitments from certain accredited investors (collectively, “the Investors”) to purchase $100 million of senior notes (the “Notes”) to be issued by its indirect subsidiary, Oaktree Capital Management, L.P. (the “Issuer”), and guaranteed by its indirect subsidiaries, Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors”). The Notes are senior unsecured obligations of the Issuer, jointly and severally guaranteed by the Guarantors, and will have a maturity of 15 years. The Issuer intends to use the proceeds from the sale of the Notes to pay down a portion of its $250 million term loan due March 31, 2021.

Pursuant to the commitments, the Issuer intends to issue and sell to the Investors $100 million of 3.69% senior notes due 2031. The offering of the Notes is subject to the execution of definitive documents and is expected to close on July 12, 2016.

The offer and sale of the Notes will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Investor Relations:

Oaktree Capital Group, LLC

Andrea D. Williams, 213-830-6483

investorrelations@oaktreecapital.com